COMMONWEALTH SHAREHOLDER SERVICES, INC.
      1500 FOREST AVENUE, SUITE 223 * P.O. BOX 8687 * RICHMOND, VA 23229
                      (804) 285-8211 * FAX (804) 285-8251


July 29, 2002

VIA EDGAR TRANSMISSION

U.S. Securities and Exchange Commission
Public Filing Desk
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   Satuit Capital Management Trust
      Satuit Capital Micro Cap Fund series
      File Numbers:  33-333-45040 and 811-10103
      Definitive Proxy Material

Ladies and Gentlemen:

     Transmitted herewith for electronic filing via the EDGAR system on behalf of Satuit Capital Management Trust, please find enclosed, pursuant to the requirements of Rule 14a-6(b) under the Securities Exchange Act of 1934, is a definitive copy of the proxy statement, notice of meeting and form of proxy to be furnished to shareholder of the above reference Fund in connection with a special meeting of shareholders on August 28, 2002. The definitive proxy materials will be sent to shareholders on or about July 29, 2002.

     At the special meeting, shareholders will vote to approve or disapprove the election of five trustees, to approve or disapprove a Distribution Plan pursuant to Rule 12b-1, to approve or disapprove a proposal to change the Investment Advisory Agreement between the Trust and Satuit Capital Management, LLC and to transact any other business that may properly come before the special meeting or any adjournment of the special meeting.

Please direct questions or comments relating to this filing my attention at
(800) 567-4030.

Sincerely,



/s/ John Pasco, III
--------------------
John Pasco, III


Enclosures